[LETTERHEAD OF ERNST & YOUNG, LLP]


October 2, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated September 27, 2000, of Wavetech International, Inc. and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                             /s/ Ernst & Young LLP